EXHIBIT 99.6

CORVUS GOLD INC.
(An Exploration Stage Company)

FORM 51-102F1
MANAGEMENT DISCUSSION & ANALYSIS

April 10, 2014

Introduction

This Management Discussion & Analysis (“MD&A”) for Corvus Gold Inc. (the “Company” or “Corvus”) for the nine months ended February 28, 2014 has been prepared by management, in accordance with the requirements of National Instrument 51-102, as of April 10, 2014, and compares its financial results for the three and nine months ended February 28, 2014 to the three and nine months ended February 28, 2013.  This MD&A provides a detailed analysis of the business of Corvus and should be read in conjunction with the Company’s unaudited condensed interim consolidated financial statements for the nine months ended February 28, 2014 and the audited consolidated financial statements for the year ended May 31, 2013.  The Company’s reporting currency is the Canadian dollar and all amounts in this MD&A are expressed in Canadian dollars.  The Company reports its financial position, results of operations and cash-flows in accordance with International Financial Reporting Standards.

Caution Regarding Forward Looking Statements

This MD&A contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  These statements relate to future events or the future activities or the performance of the Company.  All statements, other than statements of historical fact, are forward-looking statements.  Information concerning mineral resource estimates and the preliminary economic analysis thereof also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered, and the results of mining it, if a mineral deposit were developed and mined.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, plans and similar expressions, or which by their nature refer to future events.  These forward looking statements include, but are not limited to, statements concerning:

•	the Company’s strategies and objectives, both generally and in respect of its specific mineral properties;

•
the timing of decisions regarding the timing and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, the Company’s exploration programs, including the North Bullfrog project;

•	the Company’s estimates of the quality and quantity of the resources at its mineral properties;

•	the timing and cost of planned exploration programs of the Company and its joint venture partners (as applicable), and the timing of the receipt of results therefrom;

•	the planned use of proceeds from the Company’s private placement completed in November 2013, and from the exercises of stock options and warrants;

•	the Company’s future cash requirements;

•	general business and economic conditions;

•	the Company’s ability to meet its financial obligations as they come due, and to be able to raise the necessary funds to continue operations;

•
the Company’s expectation that its joint venture partners will contribute the required expenditures, and make the required payments and share issuances (if applicable) as necessary to earn an interest in certain of the Company’s mineral properties in accordance with existing option/joint venture agreements;

•	the Company’s expectation that it will be able to add additional mineral projects of merit to its assets;

•	the potential for any further improvements in gold and or silver recoveries from mineralization at the North Bullfrog Project;

•
the potential for a production decision to be made in respect of any of the deposits located at the North Bullfrog project and the potential for any mining of or production from any deposit at the North Bullfrog project following any such production decision;

•	the planned completion of and timing for an updated resource estimate for the North Bullfrog project;

•	the potential for the existence or location of additional high-grade veins at the North Bullfrog project;

•	the potential to expand the high grade gold and silver at the Yellowjacket target, and the potential to expand the higher grade bulk tonnage at the Sierra Blanca target, at the North Bullfrog project;

•	the potential for any delineation of higher grade mineralization at the North Bullfrog project;

•	the potential for there to be one or more additional vein zone(s) to the west and northeast of the current Yellowjacket high grade zone;

•	the potential discovery and delineation of mineral deposits/resources/reserves and any expansion thereof beyond the current estimate;

•	the potential for the North Bullfrog system to continue to grow and/or to develop into a major new higher-grade, bulk tonnage, Nevada gold discovery; and

•	the Company’s expectation that it will be able to build itself into a non-operator gold producer with significant carried interests and royalty exposure.

Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Inherent in forward-looking statements are risks and uncertainties beyond the Company’s ability to predict or control, including, but not limited to, risks related to the Company’s inability to identify one or more economic deposits on its properties, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks identified herein under “Risk Factors”.

The Company cautions investors that any forward-looking statements by the Company are not guarantees of future performance, and that actual results are likely to differ, and may differ materially, from those expressed or implied by forward-looking statements contained in this MD&A.  Such statements are based on a number of assumptions which may prove incorrect, including, but not limited to, assumptions about:

•	general business and economic conditions;

•	the level and volatility of the price of gold and silver;

•
the timing of the receipt of regulatory and governmental approvals, permits and authorizations necessary to implement and carry on the Company’s planned exploration programs and those of its joint venture partners (where applicable);

•	conditions in the financial markets generally, and with respect to the prospects for junior gold exploration companies specifically;

•	the Company’s ability to secure the necessary consulting, drilling and related services and supplies on favourable terms;

•	the Company’s ability to attract and retain key staff;

•	the accuracy of the Company’s resource estimates (including with respect to size and grade) and the geological, operational and price assumptions on which these are based;

•	the nature of the Company’s mineral exploration projects, and the timing of the ability to commence and complete the planned exploration programs;

•	the anticipated terms of the consents, permits and authorizations necessary to carry out the planned exploration programs and the Company’s ability to comply with such terms on a cost-effective basis;

•	the ability of the Company to secure the additional resources (including power and water) and infrastructure required to build and operate a new mining project at the North Bullfrog project

•	the ongoing relations of the Company with its joint venture partners and regulators;

•	that the metallurgy and recovery characteristics of samples from certain of the Company’s mineral properties are reflective of the deposit as a whole; and

•	the ability of the Company’s joint venture partners to raise the funding required for them to satisfy the requirements to earn interests in the Company’s properties, as applicable.

These forward looking statements are made as of the date hereof and the Company does not intend and does not assume any obligation, to update these forward-looking statements, except as required by applicable law.  For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

Historical results of operations and trends that may be inferred from the following discussion and analysis may not necessarily indicate future results from operations.  In particular, the current state of the global securities markets may cause significant reductions in the price of the Company’s securities and render it difficult or impossible for the Company to raise the funds necessary to continue operations.  See “Risk Factors – Insufficient Financial Resources/Share Price Volatility”.

Caution Regarding Adjacent or Similar Mineral Properties

This MD&A contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the mining guidelines of the US Securities and Exchange Commission (the “SEC”) set forth in the SEC’s Industry Guide 7 (“SEC Industry Guide 7”) strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties, and any production therefore or economics with respect thereto, are not indicative of mineral deposits on the Company’s properties or the potential production from, or cost or economics of, any future mining of any of the Company’s mineral properties.

Cautionary Note to US Investors Concerning Reserve and Resource Estimates

National Instrument 43-101 Standards of Disclosure of Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this MD&A have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology set forth in SEC Industry Guide 7.  Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7.  Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and US investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts.  The term “contained ounces” is not permitted under the rules of SEC Industry Guide 7.  In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition in SEC Industry Guide 7.  In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a “final” or “bankable” feasibility study is required to report reserves, the three-year historical price is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

Accordingly, information contained in this MD&A contains descriptions of the Company’s mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

All of the Company's public disclosure filings, including its most recent material change reports, press releases and other information, may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

Current Business Activities

General

The Company’s material mineral property is the North Bullfrog Property (the “NBP”), an advanced stage project in Nevada which has a number of high-priority, bulk tonnage and high-grade vein targets (held through Corvus Gold Nevada Inc. (“Corvus Nevada”), a Nevada subsidiary).  In addition, the Company holds a 100% interest in three early stage projects in Alaska (Chisna, LMS and West Pogo) through its Alaskan subsidiary, Raven Gold Alaska Inc. (“Raven Gold”).

The primary focus of the Company will be to leverage its exploration expertise to discover major new gold deposits.  Other than with respect to the NBP, the Company’s strategy is to leverage its assets by utilizing partner funding during the high-cost, development phase of exploration to minimize shareholder financial risk while building a non-operator, gold production portfolio with carried interests and royalty exposure. To meet this objective, the Company is presently looking for joint venture partners to advance exploration on the LMS, West Pogo and Chisna projects.

Highlights of activities during the period and to the date of this MD&A include:

•
NBP Exploration:  Assays from 2013 drilling continued to come in during December and January and additional channel sampling along road cuts was conducted in December and January.  The 2014 Phase 1 drilling campaign started in February 2014 with focus on the Yellowjacket vein system.  Phase 1 is planned to consist of approximately 5000 metres of core drilling.

•
NBP Infrastructure:  In December 2013, the Company completed the purchase of a 430 acre fee simple parcel of land located about 30 miles north of the NBP area which carries with it 1,600 acre-feet of irrigation water rights within the Sarcobatus Flats water basin.  Cost of the land and water was US$ 1,000,000.  This water right is significant because it provides all water presently anticipated to be required under the current conceptual NBP mine plan.

•
NBP Resource Update:  The mineralization inventory at Sierra Blanca and Yellowjacket was recalculated to incorporate all the new drilling done in 2012 and 2013.  At the same time, the decision was made to change how the estimated mineral resources at the NBP were calculated.  Instead of discussing the overall mineralization inventory as was done in the past, the estimated mineral resource is now limited to that part of the mineralization inventory that falls within a USD $1300 WhittleTM pit.

•
Terra Project (Alaska):  Raven Gold has completed the sale of its minority interest in the Terra Project in Alaska to its joint venture partner, Terra Gold Corp. (“Terra Gold”), a subsidiary of WestMountain Gold Inc., for US$ 1.8M cash and 200,000 WestMountain common shares.  Proceeds from the Terra sale are intended to be used for the continued advancement of the NBP.

•
LMS Project (Alaska):  Work is underway to prepare an initial estimated mineral resource for LMS incorporating drill data from the work by First Star during the Raven Gold/First Star joint venture and it is anticipated that a new independent technical report on the LMS project, containing an initial estimated resource, will be issued in late 2014.

•
West Pogo Project (Alaska):  A “Cooperation Agreement” has been signed with Dave Wright and Partners which allows them to market the West Pogo property together with their adjacent claims in an effort to find companies interested in exploring this area.  The agreement allows Dave Wright and Partners to show the exploration data from the West Pogo claims to potential buyers but does not empower them to negotiate exploration agreements on the Raven Gold property.

•	Chisna Project (Alaska): No exploration activities have been undertaken at Chisna in 2013. However, a modest exploration program is planned for 2014 to cover expenditure obligations on the property.

Nevada Property

North Bullfrog Project

General

The NBP is the Company’s flagship mineral project.  It is controlled 100% by the Company and covers approximately 68 square kilometres of United States federal unpatented and leased patented claims.  The North Bullfrog Project targets low-sulphidation epithermal-style gold mineralization of a style similar to that at the Bullfrog mine operated by Barrick Gold Corporation until 1998 and located 8 kilometres to the south.

Mineralization at the NBP occurs in two primary forms:  (1) broad stratabound bulk-tonnage gold zones such as the Sierra Blanca and Jolly Jane systems; and (2) moderately thick zones of high-grade gold and silver mineralization hosted by structural zones with breccias and quartz-sulphide vein stockworks such as the Mayflower and Yellowjacket targets.  The Company is actively pursuing both types of mineralization.

Based upon a US$ 1300 gold price and a silver to gold price ratio of 59:1, as at March 25, 2014 the NBP has estimated mineral resources defined in six deposits: the structurally controlled Yellowjacket milling deposit and the oxidized disseminated heap leach Sierra Blanca, Jolly Jane, Air Track West, Connection and Mayflower deposits.

The Yellowjacket vein-style deposit has an Indicated Mineral Resource of 3.69 Mt at an average grade of 1.03 g/t gold and 5.52 g/t silver for 122,000 contained ounces of gold and 654,000 ounces of silver and an Inferred Mineral Resource of 18.40 Mt with an average grade of 0.94 g/t gold and 6.16 g/t silver for 555,000 contained ounces of gold and 3.64M ounces of silver, both at a 0.29 g/t gold cutoff.

The five oxidized disseminated heap leach deposits contain an Indicated Mineral Resource of 25.72 Mt at an average grade of 0.29 g/t gold for 240,000 contained ounces of gold and an Inferred Mineral Resource of 185.99 Mt at 0.19 g/t gold for 1,136,000 contained ounces of gold (both at a 0.13 g/t gold cut-off), with appreciable silver credits.

For full details with respect to the assumptions underlying the current resource estimate detailed herein, investors are urged to review the Company’s latest independent NI 43-101 technical report entitled “Technical Report - The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated April 1, 2014 and available on SEDAR or at the Company’s website www.corvusgold.com (the “NBP Report”).

In the NBP Report, six areas of endeavor are identified to advance the NBP, with the suggested budget given in Table 1:

1.	in-fill drilling at the Sierra Blanca and Jolly Jane areas to reduce drill hole spacing to increase confidence/compliance in the mineralization estimates;
2.	step-out/definition drilling around the Sierra Blanca and Jolly Jane areas;
3.
further metallurgical testing to further define performance of a heap leach on the oxide and mixed-oxide/sulfide portion of the mineralization and define performance of gravity and cyanide leach milling processes;

4.	re-evaluation of the several known alteration/geochemical anomalies which should result in the identification of additional drill targets;
5.	expansions of the drill testing of structural systems at Yellowjacket and other potential structural targets, and
6.	development of environmental baseline data which requires a 1-year historical record prior to beginning the permitting process.

Table 1: Proposed Budget to Support Recommended Program at the NBP

Administration, Exploration and Resource Drilling for Mayflower, Sierra Blanca and Jolly Jane	USD 5.8 M
Baseline Metallurgical Testing	USD 0.4 M
Baseline Data Collection	USD 0.8 M

Total	USD 7.0 M

The Company is proceeding with the recommended program (which was substantially the program recommended in the Company’s last independent NI-43-101 technical report in October, 20-13, but does not currently have the necessary funds to complete the recommended program, and will be required to raise additional funds to do so.  There can be no assurance that the Company will be able to raise the necessary funding.  If the Company is unable to do so, it will be required to significantly cut back on the proposed recommended program.

Drilling at Sierra Blanca and Yellowjacket began in June, 2013 and continued through November, 2013.  In that time 7,000 metres of core and 12,000 metres of RC were drilled, including two PQ size core holes for metallurgy and 9 water monitoring wells.  Between the beginning of September and the end of November, 2013 twenty six RC holes and twenty core holes were completed.  Metallurgical testing is currently underway on the Yellowjacket materials.  A metrological station was constructed on site to continue to provide weather data.  Water samples are being collected on a quarterly basis from the monitor wells and springs in the area.  The latest sampling event was in March 2014.

The 2014 exploration program began in February, 2014.  The program is scheduled to include an initial phase of diamond drilling totalling 5,000 metres, with the primary objective of phase one being to try and expand the Yellowjacket deposit along strike and at depth.  A second phase of drilling, consisting of 15,000 metres, is scheduled to start in late May (subject to financing).  The second phase program is designed to focus on adding high-grade resources and includes initial testing of the largest and highest priority new high-grade targets in the District such as the Jolly Jane/Road Fault area.  Recent exploration results from this area, which has a large high level surface alteration system similar to the upper levels of the Yellowjacket, have indicated that it could potentially host a high-grade system much like the Bullfrog deposit.

A summary of expenditures for the 3 months ended February 28, 2014 is provided in Table 2.

Table 2: Expenditures in Q3 2014

Administration, Exploration and Resource Drilling for Yellowjacket and Sierra Blanca	USD 2.13 M
Baseline Metallurgical Testing	USD 0.03 M
Baseline Data Collection	USD 0.12 M

Total	USD 2.28 M

Recent Material Developments

Recent material developments on the North Bullfrog Project are summarized below.

Drilling Continues to Expand Yellowjacket Vein System

Between September 1 and 26 November, 2013 12 core holes were completed at Yellowjacket significantly expanding the mineralization to the north and at depth (Figure 1).  Assay results show that the high-grade gold and silver mineralization continues to the north as far as the system has been tested to date (Table 3).  From the discovery hole NB-12-138 the structure has now been defined over a strike length of 600 metres and the stratigraphic evidence from hole NB-13-223 indicates that the fault structure continues to the north for at least another 125 metres (Figure 1).  The map in Figure 1 shows the surface projection of the Josh Vein, however, the vein does not actually reach the surface.  As illustrated in Figure 2 the vein dissipates into quartz stockwork as it approaches the surface.  The NW10 fault has a dip of approximately 25 degrees to the north and apparently post-dates the Josh Vein structure which continues in the footwall of the fault (Figure 1).

Figure 1: Geologic Map of the Yellowjacket Zone. Black traces in the north are core holes completed in the late 2013.  Fuchsia traces are holes drilled in 2014 with assays reported.  Green traces are 2014 holes with assays pending. Line A-B indicates the location of the section in Figure 2.

Table 3: Significant Intercepts* from the Yellowjacket High-grade Zone
(Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID and Orientation	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
	22.8	32.1	9.3	0.25	0.80	HW Peripheral Stockwork
	32.1	51.4	19.3	0.82	3.08	HW Stockwork
NB-13-358	51.4	52.7	1.3	10.73	189.01	Josh Vein
Az 90	52.7	56.4	3.7	0.40	10.98	FW Stockwork
Incl -50			24.3	1.30	14.38	Vein + Main Stockwork
	56.4	65.8	9.5	0.21	1.41	FW Peripheral Stockwork
	65.8	116.7	50.9	0.16	0.55	Disseminated
	121.3	150.3	29.0	0.14	0.49	Disseminated
	160.90	163.08	2.18	0.30	10.40	Liberator Fault
	191.4	213.9	22.5	0.19	0.58	Disseminated
	213.9	226.7	12.8	0.55	1.03	Illite-pyrite
	12.1	18.4	6.3	0.15	0.56	Si-Ad Alt
	18.4	68.9	50.5	0.39	1.14	HW Peripheral Stockwork
	68.9	90.7	21.8	3.43	21.48	HW Stockwork
NB-13-359	90.7	103.3	12.6	8.53	81.16	Josh Vein
Az 90	103.3	134.0	30.7	0.42	1.81	FW Stockwork
Incl -82			65.1	3.00	23.80	Vein + Main Stockwork
	134.0	175.4	41.4	0.32	0.60	FW Peripheral Stockwork
	188.5	200.9	12.4	0.35	0.89	Illite-pyrite
	206.8	235.9	29.1	0.39	0.88	Illite-pyrite
	16.9	62.7	45.8	0.28	1.54	HW Peripheral Stockwork
	62.7	82.0	19.2	0.41	2.05	HW Stockwork
NB-13-360	82.0	91.6	9.6	6.34	132.78	Josh Vein
Az 5	91.6	109.4	17.8	0.93	10.96	FW Stockwork to TD
Incl -70			46.7	1.83	32.44	Vein + Main Stockwork
	25.3	30.5	5.2	0.15	0.65	Disseminated
	30.5	47.8	17.4	0.92	3.65	HW Stockwork
NB-13-361	47.8	49.2	1.4	0.78	5.21	Josh Vein; base faulted out
Az 25	49.2	52.8	3.5	0.34	0.96	FW Stockwork
Incl -45			22.3	0.82	3.32	Vein + Main Stockwork
	52.8	90.8	38.1	0.16	0.70	FW Peripheral Stockwork
	57.2	92.6	35.5	0.2	0.8	Disseminated
	92.6	102.9	10.3	0.4	2.8	HW Peripheral Stockwork
	102.9	116.9	14.1	0.5	2.4	HW Stockwork
NB-13-362	116.9	124.5	7.6	4.9	57.9	Josh Vein
Az 100	124.5	137.8	13.3	7.1	10.2	FW Stockwork
Incl -54			35.0	4.0	17.4	Vein + Main Stockwork
	137.8	162.3	24.5	1.2	1.8	FW Peripheral Stockwork
	55.4	63.5	8.0	0.4	7.5	HW Peripheral Stockwork
	63.5	67.0	3.5	2.1	7.0	HW Stockwork
NB-13-363	67.0	70.1	3.1	3.3	11.5	Josh Vein
Az 90	70.1	83.0	12.9	3.7	24.1	FW Stockwork
Incl -82			19.5	3.4	19.0	Vein + Main Stockwork

Hole ID and Orientation	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
	83.0	133.3	50.3	0.4	1.4	FW Peripheral Stockwork
	97.3	105.4	8.1	1.28	3.16	HW Stockwork in andesite
NB-13-367	105.4	107.9	2.5	1.06	13.19	Josh Vein
Az 90	107.9	114.5	6.6	1.02	2.48	FW Stockwork in andesite
Incl -42			17.2	1.15	4.37	Vein + Main Stockwork
	114.5	144.4	29.9	0.15	1.2	Disseminated
	144.4	185.9	41.5	0.40	1.53	Illite-pyrite Stockwork
	109.3	122.1	12.7	5.99	42.49	HW Stockwork
NB-13-368	122.1	124.1	2.0	26.97	334.68	Josh Vein
Az 60	124.1	142.6	18.5	0.35	4.27	FW Stockwork
Incl -45			33.3	4.14	39.16	Vein + Main Stockwork
	142.6	194.1	51.5	0.30	1.45	FW Peripheral Stockwork
	194.1	245.4	51.3	0.15	0.6	Disseminated
	120.1	129.2	9.2	1.0	1.3	NE 30 Stockwork
	129.2	150.9	21.7	3.0	13.6	HW Stockwork
NB-13-369	150.9	163.8	12.9	4.1	60.6	Josh Vein
Az 60	163.8	166.1	2.4	0.2	15.0	FW Stockwork
Incl -65			36.9	3.2	30.1	Vein + Main Stockwork
	166.1	172.6	6.4	0.2	3.4	FW Peripheral Stockwork
	188.5	190.7	2.2	1.2	8.8	FW Vein
	94.5	101.4	6.9	0.1	2.6	NE 30 Stockwork
	101.4	161.2	59.8	0.4	2.5	HW Peripheral Stockwork
	161.2	189.2	28.0	0.7	9.4	HW Stockwork
NB-13-370	189.2	194.1	4.9	21.2	117.0	Josh Vein
Az 125	194.1	202.9	8.7	9.2	45.9	FW Stockwork
Incl -45			41.7	4.9	29.7	Vein + Main Stockwork
	202.9	204.6	1.7	0.3	1.1	FW Peripheral Stockwork to TD
NB-13-371	118.3	128.3	10.0	0.6	1.9	NE 30 Zone did not test Josh Vein
Including	125.1	128.3	3.1	1.4	3.2	Az 125 Incl -67
	105.8	116.3	10.6	0.7	1.4	NE 30 Stockwork
	116.3	129.6	13.2	3.1	5.7	HW Stockwork
NB-13-372	129.6	132.8	3.2	3.9	33.3	Josh Vein
Az 90	132.8	144.2	11.4	2.4	2.8	FW Stockwork
Incl -60			27.8	2.9	7.7	Vein + Main Stockwork
	144.2	183.5	39.3	0.3	1.6	FW Peripheral Stockwork to TD
         *Intercepts calculated with 0.1g/t gold cutoff and up to 1 metre of internal waste.

Geological analysis of the displacement along the Josh Vein fault at the end of 2013 indicated that there was a component of fault motion missing from the Josh Vein in the area immediately north of NB-12-138 (Figure 1).  Drilling to find the missing fault displacement revealed the West Vein structure which has significant gold and silver mineralization developed along it including 9 metres @ 18g/t gold and 260g/t silver in drill hole NB-14-378 and 5 metres @ 14g/t gold and 243g/t silver in hole NB-14-380 (Figure 1, Figure 2 and Table 4).  In addition to the West Vein structure a number of smaller veins with high-grade mineralization have been encountered indicating that more work needs to be done (see “stray vein” and “upper vein” entries in Table 4).

Figure 2: Geological cross section across the Josh Vein and West Vein faults as mapped by 2014 drilling.

Table 4: Grade Distribution* in and Around Veins from 2014 Core drilling at Yellowjacket
 (Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID and Orientation	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
	98.0	116.4	18.4	0.14	0.93	Disseminated
NB-14-377	116.4	122.5	6.1	0.81	1.86	HW Peripheral
	122.5	130.0	7.5	3.16	7.99	HW Stockwork
	130.0	133.7	3.7	1.80	19.2	Josh Vein
			17.3	2.04	8.23	Vein + HW Stockwork
Az. 90	133.7	143.9	10.1	0.41	5.20	FW Stockwork
Incl. -80	143.9	152.4	8.5	0.32	5.50	FW Peripheral
	73.2	74.2	1.0	1.23	9.60	Isolated Vein
	82.2	83.4	1.2	0.57	11.0	WV HW Stockwork
NB-14-378	83.4	92.6	9.2	18.0	260	West Vein
	92.6	97.9	5.3	0.15	2.74	WV FW Stockwork
	97.9	105.6	7.7	0.31	1.92	WV FW Peripheral
	107.1	124.7	17.5	0.23	0.89	JV HW Peripheral
Az. 90	124.7	126.6	2.0	1.02	1.77	Josh Vein Fault
Incl. -80	126.6	132.3	5.7	0.32	0.82	JV FW Stockwork
	132.3	139.1	6.7	0.13	0.45	JV FW Peripheral
	25.2	29.3	4.1	0.16	0.94	WV HW Peripheral
NB-14-379	29.3	32.3	3.1	0.34	2.32	WV HW Stockwork
	32.3	33.5	1.1	2.35	7.77	West Vein
	33.5	38.0	4.6	0.21	5.71	WV FW Stockwork
Az. 90	80.9	81.1	0.2	0.05	57.5	Isolated Vein
Incl. -45	126.6	129.1	2.5	0.53	1.09	Isolated Vein
NB-14-380	51.4	54.0	2.7	5.46	189	Upper Vein
Az. 90 Incl. -70	85.3	90.0	4.8	13.8	243	West Vein

*The veining and stockwork veining have been defined by geological observation of the percentage of veining in the interval, e.g. >5% qtz vein is peripheral stockwork and >15% quartz veining is stockwork.  No cut-off grade has been applied.

Sierra Blanca Exploration Continues to Expand Mineralization

At Air Track Hill, located on the southwestern edge of the Sierra Blanca deposit, a new type of higher grade gold-tellurium mineralization has been discovered in hole NB-13-364 (Figure 3, Table 5).  This type of mineralization is frequently associated with high-grade gold systems around the world, with the most famous being the Cripple Creek District in Colorado.  Hole NB-13-364 revealed a shallow mineralized zone with 23 metres @ 1 g/t gold from 17 metres depth, including 4 metres of 2.2 g/t gold (Table 5).  The silver to gold ratio of the mineralization is 1:10, which is exactly the opposite of the 10:1 ratio in the Yellowjacket quartz veins and much lower than the normal 1:1 ratio in the disseminated mineralization.  The mineralization is hosted in a strongly altered pyroclastic unit with associated iron-oxide breccia veinlets.  The average tellurium content of the zone is 5 ppm, with a high value of 36 ppm.  Initial structural data suggests that the mineralization has a north-easterly strike similar to the newly discovered vein type mineralization within the main Sierra Blanca deposit.  Hole NB-13-365, which was drilled to confirm the orientation of the mineralized zone, failed to encounter more than anomalous gold values (Table 5).

Figure 3: Geological Map of Sierra Blanca showing locations of Reverse Circulation (black labels) and Core
(red labels) drilled between September and the end of November 2013. Topographic contour is 2m.

Hole NB-13-366 (47 metres @ 0.9g/t gold, Figure 3, Table 5) on the northwestern edge of the Sierra Blanca deposit has also revealed a potentially new higher-grade structural zone, thereby opening up potential mineralization to the west under an extensive area of shallow pediment cover.  This new zone is hosted in a dacite unit which is typically assumed to be barren. However, this intersection and the one in hole NB-13-369 (Table 3, NE30 Stockwork) 700 metres to the east are changing that assumption.

Table 5: Significant Intercepts* from Core Drilling at West Sierra Blanca
(Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

HoleID	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-364	17.1	40.0	22.9	1.04	0.1	Az 90 Incl -45
Including	28.3	32.6	4.3	2.21	0.2	Tellurium and mercury related
Including	35.9	37.7	1.8	2.64	0.2
NB-13-365	no significant intercepts
NB-13-366	10.4	13.9	3.5	0.94	0.4	Az 15 Incl -46
	41.5	88.8	47.4	0.93	1.3	Disseminated in altered andesite
Including	46.7	66.9	20.2	1.03	1.4
Including	71.4	88.8	17.5	1.26	1.8
*Intercepts calculated using a 0.1 g/t gold cut-off and up to 3 metres of internal waste

Three core holes (Table 6) were drilled along the crest of Sierra Blanca to investigate an area of surface quartz veining and a higher grade intercept in RC hole NB-13-242 (Figure 3).  These holes encountered weak quartz vein stockwork and have gold grades slightly higher than the average for the Sierra Blanca Tuff.  The silver to gold ratio of the mineralization is also much higher than that typical of the Sierra Blanca Tuff suggesting that the quartz veins are in fact mineralized.  The NE40 fault was crossed by two holes and is mineralized with higher gold and silver in both cases indicating it is a target for further exploration (Table 6).

Table 6: Significant Intercepts from Core Drilling Along the Top of Sierra Blanca Ridge
 (Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-373	47.2	69.6	22.5	0.2	0.9	Az 40 Incl -60
	77.5	155.8	78.2	0.3	0.8
Including	93.3	110.0	16.7	0.6	1.0
NB-13-374	hole lost and not sampled					Az 70 Incl -70
NB-13-375	32.9	171.1	138.2	0.3	1.4	Az 70 Incl -70
Including	37.8	58.8	21.0	0.4	0.8
Including	69.7	119.1	49.4	0.3	1.0
Including	145.5	154.2	8.7	0.3	5.5	NE 40 Fault
NB-13-376	18.8	40.9	22.1	0.1	2.5	Az 70 Incl -45
	82.0	88.4	6.4	0.2	1.8
	103.6	105.7	2.1	0.6	2.0	NE 40 Fault
*Intercepts calculated using a 0.1 g/t gold cut-off and up to 3 metres of internal waste

Reverse circulation drilling in both the northern and southern portions of Sierra Blanca have continued to define significant intervals of mineralization in the Sierra Blanca Tuff (Figure 3, Table 7).  These holes have also encountered evidence of structurally controlled mineralization in the form of both quartz veins and fault related mineralization without obvious veins (Table 7).  Holes NB-13-238, 242 and 246, drilled along the crest of Sierra Blanca, encountered quartz-vein stockwork mineralization with higher than average grades and silver:gold ratios (Figure 3).  Hole NB-13-242 encountered an interval of elevated gold and tellurium at 212 metres and hole NB-13-243 encountered an interval of elevated selenium and gold at 43 metres (Table 7).  Holes NB-13-249, NB-13-250 and NB-13-251 all encountered intervals with anomalously high silver to gold ratios suggesting that Yellowjacket style mineralization may be present on the eastern flank of Sierra Blanca (Figure 3, Table 7).  Hole NB-13-252 was drilled to confirm the location of the NE30 fault on the north end of Sierra Blanca and showed that the NE30 fault zone, as well as two other zones, are mineralized in that area (Figure 3, Table 7).  Finally, along the western side of Savage Valley mineralized structures were encountered in holes NB-13-255, 258 and 259 (Figure 3, Table 7).

Even though the grades found in the RC drilling are relatively low they are very important because it has now been well established that the Josh Vein at Yellowjacket does not come to the surface and simply dissipates in to a low-grade stockwork above the vein.  This means that each of the mineralized structures encountered in the RC drilling will need to be evaluated at depth to determine if the quality of mineralization improves.

Table 7: Significant Intercepts from Reverse Circulation Holes Drilled at Sierra Blanca between September and the end of November 2013
 (Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-233	86.9	134.1	47.2	0.36	1.34	Oxide to 87 metres
Including	93.0	114.3	21.3	0.46	1.50	up to 5% Qtz
	143.3	166.1	22.9	0.42	1.43	1-2% Qtz
	239.3	313.9	74.7	0.41	0.67	3-5% Qtz
NB-13-234	0.0	117.3	117.3	0.23	1.08
	128.0	152.4	24.4	0.25	1.01
	164.6	230.1	65.5	0.30	0.99	Oxide to 146 metres
NB-13-235	35.0	42.7	7.6	0.25	0.88	Oxide to 162 metres
NB-13-236	No significant intercepts					Oxide to 91 metres
NB-13-237	32.0	68.6	36.6	0.17	0.79	Oxide to 151 metres
NB-13-238	1.5	42.7	41.1	0.39	0.77
Including	3.0	15.2	12.2	0.77	1.13	3-5% Qtz
	50.3	73.2	22.9	0.15	0.44
	77.7	102.1	24.4	0.19	0.48
	126.5	179.8	53.3	0.19	0.44	Mixed oxide to 244 metres
NB-13-239	0.0	39.6	39.6	0.21	0.63
	134.1	158.5	24.4	0.14	0.21	Oxide to 158 metres
NB-13-240	10.7	57.9	47.2	0.26	0.76	Oxide to 152 metres
NB-13-241	0.0	103.6	103.6	0.27	0.89
Including	1.5	38.1	36.6	0.37	1.23	3-5% Qtz in better grade
	125.0	202.7	77.7	0.16	0.46	Mixed oxide to 297 metres
NB-13-242	0.0	41.2	41.2	0.68	1.65
Including	27.4	38.1	10.7	1.21	1.93	3-5% Qtz in better grade
	45.7	132.6	86.9	0.28	0.87
Including	64.0	89.9	25.9	0.35	0.78

Hole ID	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
	141.7	205.7	64.0	0.21	0.44
	211.8	213.4	1.5	0.71	13.00	No Qtz Tellurium 3ppm
	237.7	274.3	36.6	0.19	0.44	Mixed oxide to 192 metres
NB-13-243	32.0	89.9	57.9	0.28	0.87
Including	42.7	56.4	13.7	0.44	0.71	1% Qtz Anomalous Selenium
	214.9	239.3	24.4	0.14	0.26	Oxide to 305 metres
NB-13-244	27.4	105.2	77.7	0.25	0.87
Including	61.0	79.3	18.3	0.36	1.12	Qtz stockwork
	120.4	144.8	24.4	0.16	0.44
	207.3	246.9	39.6	0.12	0.43	Oxide to 244m
	271.3	285.0	13.7	0.14	0.69
	327.7	335.3	7.6	0.25	0.40
NB-13-245	12.2	82.3	70.1	0.17	0.76
	86.9	160.0	73.2	0.21	0.80
Including	118.9	147.8	29.0	0.32	0.66	Oxide to 210m
NB-13-246	0.0	21.3	21.3	0.46	0.61	Qtz stockwork
	21.3	32.0	10.7	0.14	0.46
	32.0	47.2	15.2	0.44	0.90	Qtz stockwork
	47.2	106.7	59.4	0.22	0.96
	155.4	167.6	12.2	0.14	1.43
	172.2	181.4	9.1	0.15	0.56	Oxide to 330m
NB-13-247	25.9	111.3	85.3	0.21	0.86
	120.4	178.3	57.9	0.21	0.55
	256.0	291.1	35.0	0.19	0.70	Oxide to 202m
	300.2	335.3	35.0	0.18	0.40
NB-13-248	0.0	7.6	7.6	0.14	0.59
	19.8	36.6	16.8	0.22	1.68
	70.1	134.1	64.0	0.18	0.69
	187.4	216.4	29.0	0.15	0.33	Oxide to 140m
	254.5	280.4	25.9	0.16	0.69
NB-13-249	97.5	106.7	9.1	0.07	2.27	High silver to gold
	112.8	144.8	32.0	0.20	0.94
	193.6	211.8	18.3	0.14	0.45	Oxide to 158m
	219.5	240.8	21.3	0.18	0.44
	249.9	277.4	27.4	0.15	0.42
NB-13-250	54.9	57.9	3.0	0.16	4.83	High silver to gold
	56.4	217.9	161.5	0.21	0.89	Oxide to 93m
	222.5	224.0	1.5	0.22	20.00	High silver to gold
	248.4	286.5	38.1	0.25	0.39
NB-13-251	82.3	128.0	45.7	0.31	1.08	Qtz stockwork
Including	83.8	111.3	27.4	0.42	1.32
	141.7	187.4	45.7	0.27	1.26
Including	150.9	164.6	13.7	0.43	0.93	feeder structure
Including	176.8	178.3	1.5	0.32	5.77	Qtz stkwk; High silver to gold
	233.2	251.5	18.3	0.19	0.32	Oxide to 185m

Hole ID	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-252	73.2	164.6	91.4	0.24	0.79	Oxide to 32m
Including	79.3	83.8	4.6	0.66	1.26	feeder structure
Including	117.3	123.4	6.1	0.38	1.45	feeder structure
Including	155.4	161.5	6.1	0.51	0.41	feeder structure
NB-13-253	No Significant Intercepts					Oxide to 146m TD
NB-13-254	7.6	27.4	19.8	0.26	0.09	Oxide to 111m
Including	15.2	22.9	7.6	0.36	0.07	feeder structure
NB-13-255	71.6	83.8	12.2	0.20	0.34	Oxide to 117m
Including	73.2	76.2	3.0	0.42	0.33	feeder structure
NB-13-256	0.0	47.2	47.2	0.17	0.46
	70.1	83.8	13.7	0.15	0.39
	89.9	105.2	15.2	0.15	0.27
	111.3	163.1	51.8	0.15	0.38	Oxide to 163m
	233.2	245.4	12.2	0.21	0.78	Tr1Seds
NB-13-257	53.3	93.0	39.6	0.14	0.30
NB-13-258	48.8	54.9	6.1	0.22	0.09
	64.0	93.0	28.9	0.45	0.76
Including	68.6	79.3	10.7	0.70	0.82	Tellurium related?
	93.0	131.1	38.1	0.15	0.63
	193.6	213.4	19.8	0.17	0.23	Oxide to 198m
NB-13-259	18.3	56.4	38.1	0.51	1.11
	56.4	77.7	21.3	0.13	0.59
	109.7	121.9	12.2	0.25	0.17	Oxide to 157
*Intercepts calculated using a 0.1 g/t gold cut-off and up to 3 metres of internal waste

Updated Resource Estimate

General

The NBP Report reports a new resource estimate for the North Bullfrog Project with an effective date of March 25, 2014.  This independent resource estimate incorporates new drilling conducted in 2012 and 2013 which was used to determine a new mineralization inventory for the Yellowjacket and Sierra Blanca portions of the project.  However, in the NBP the entire project Mineral Resource estimate has been updated (Table 8) using Corvus’ new reporting criteria, which only reflects that portion of the mineralization inventory which falls within a conceptual WhittleTM pit shell and would be scheduled for processing as defined at a US $1300 gold price.  The WhittleTM pit optimization process is not a full economic analysis but it does indicate what portions of the mineralization inventory might have reasonable prospects for economic extraction by open pit mining given assumed mining, processing, administrative costs and metal recovery at a specific gold price (Table 9).

In comparison to the initial estimated resource announced on February 25, 2014 (utilizing a 0.3 g/t cut-off grade), the Table 8 Yellowjacket Indicated Mineral Resource has 6% higher Au grade and 2% less contained gold and the Inferred Mineral Resource has 34% higher grade and 30% less contained gold.  The Table 8 Disseminated Indicated Mineral Resource at 0.1 g/t has 12% higher grade and 22% less contained gold, and the change in Inferred Mineral Resource is 6% higher grade and 17% less contained gold.  The Company believes this more rigorous approach has created an estimated Mineral Resource that better reflects the potential of the NBP compared to the less constrained method utilized in the past.

Table 8: Indicated and Inferred Resource Estimate for NBP including the Yellowjacket Vein/Stockwork
Deposit and All Disseminated Oxide Deposits

		Yellowjacket (milling)				Disseminated (heap leach)
Whittle Pit Gold Price*	Resources Category	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Cutoff* (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Waste Tonnes (Mt)	Strip Ratio	Contained Au Ozs	Contained Ag Ozs
$1300	Indicated	0.29	3.69	1.03	5.52	0.13	25.77	0.29	0.45	168.19	0.72	358,000	1,028,000
	Inferred		18.40	0.94	6.16		185.99	0.19	0.68			1,675,000	7,740,000
*Analysis assumes a fixed ratio of the gold to silver prices of 59
**Breakeven grade derived from Whittle input parameters at US$1,300/oz gold price and Silver:Gold ratio of 59

To illustrate the sensitivity of the estimated resource to gold price, Table 10 shows the portions of the mineralization inventory falling within WhittleTM pit shells that would be scheduled for processing at various gold prices from US $700 to US $1,500.  Of note is that, given a US $900 per ounce gold price, the Yellowjacket deposit has an Indicated Mineral resource of 1.99 Mt at an average Au grade of 1.53 g/t for 98,000 contained Au ounces, and an Inferred Mineral resource of 8.82 Mt at an average Au grade of 1.39 g/t for 394,000 contained Au ounces (both at a 0.38 g/t gold cutoff), with the disseminated deposits having an Indicated Mineral Resource of 15.07 Mt at an average Au grade of 0.32 g/t for 155,000 contained Au ounces and an inferred Mineral Resource of 91.09 Mt at an average Au grade of 0.22 g/t for 644,000 contained Au ounces (both at a 0.18 g/t gold cutoff).

Table 9: WhittleTM Input Parameters used for the NBP Resource Estimation

Parameter	Unit	Mayflower*	Jolly Jane*	Sierra Blanca*	Yellowjacket**
Mining Cost	US$/tonne	1.64	1.42	1.42	1.42
Au Cut-Off***	g/tonne	0.20	0.15	0.12	0.29
Processing Cost	US$/tonne	1.72	1.72	1.72	9.00
Au Recovery	%	85.1	72.0	80.0	84.0
Ag Recovery	%	8.0	8.0	8.0	72.0
Administrative Cost	US$/tonne	0.50	0.50	0.50	0.50
Refining & Sales	US$/Au oz	5.00	5.00	5.00	5.00
Au Selling Price	US$/oz	1,300	1,300	1,300	1,300
Ag:Au Price ratio	-	59	59	59	59
Slope Angle	Degrees	50	50	50	50
*assumes heap leach processing of disseminated mineralization
**assumes CIL mill processing of Yellowjacket mineralization
***break-even grade derived from Whittle input parameters at US$1,300 per ounce gold price, and Silver:Gold ratio of 59

Table 10: Analysis of the sensitivity to gold price of the NBP mineralization inventory
(Tonnes and grade indicate the portions of the mineralization inventory estimated to fall within the WhittleTM pit and be scheduled to processing at various gold prices)

		Yellowjacket (milling)				Disseminated (heap leach)
Whittle Pit Gold Price*	Resources Category	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Cutoff* (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Strip Ratio	Contained Au Ozs	Contained Ag Ozs
$700	Indicated	0.57	1.14	1.97	13.01	0.24	6.72	0.41	0.52	0.73	162,000	592,000
	Inferred		7.02	1.55	11.52		37.94	0.26	0.85		662,000	3,640,000
$900	Indicated	0.38	1.99	1.53	9.05	0.18	15.07	0.32	0.47	0.62	255,000	808,000
	Inferred		8.82	1.39	10.01		91.09	0.22	0.73		1,043,000	4,981,000
$1100	Indicated	0.32	2.84	1.23	6.80	0.15	22.64	0.30	0.46	0.64	327,000	956,000
	Inferred		12.42	1.17	8.06		152.74	0.20	0.71		1,435,000	6,716,000
$1300	Indicated	0.29	3.69	1.03	5.52	0.13	25.77	0.29	0.45	0.72	358,000	1,028,000
	Inferred		18.40	0.94	6.16		185.99	0.19	0.68		1,675,000	7,740,000
$1500	Indicated	0.25	3.88	1.00	5.30	0.11	29.38	0.28	0.43	0.84	386,000	1,071,000
	Inferred		21.77	0.86	5.47		217.79	0.18	0.67		1,863,000	8,506,000
*Analysis assumes a fixed ratio of the gold to silver prices of 59
**Breakeven grade derived from WhittleTM input parameters

NBP Report

Giroux Consultants Ltd., of Vancouver BC, has produced the updated estimate of the North Bullfrog mineralization inventory (effective as at 25 March, 2014), based on resource drilling in the Sierra Blanca and Yellowjacket areas of the District that occurred in 2012 and 2013 (Figure 4).  The new mineral inventory calculation includes an additional 16,209 samples derived from 111 holes totalling 23,020 metres with an average depth of 207 metres.  The inventory also incorporates an updated geologic model and additional rock density data.  Previous mineralization inventory estimates from the Jolly Jane, Mayflower deposits have not been updated because no additional drilling has been conducted in those areas.

Corvus and its independent qualified persons (QP’s) as defined by NI 43-101 have taken a new approach to their definition of mineral resources with the publication of the NBP Report.  This new standard limits the definition of resource to that portion of the geostatistically modeled mineralization inventory which is contained within a conceptual WhittleTM pit and scheduled to processing at a US $1,300 gold price. The WhittleTM optimization process considers three parameters simultaneously which are; the value of recoverable metal in each block in the mineral inventory; the costs of mining, processing and administration for that block; and the realistic geometrical development of the open pit. If the value exceeds the costs and the integrity of the pit is maintained then each block within the pit shell is scheduled either to the process stream or to waste.

The NBP mineralization inventory now includes five deposit areas, Yellowjacket, Sierra Blanca, Air Track West, Jolly Jane and Mayflower (Figure 4).

The Yellowjacket area is immediately east of the Sierra Blanca deposit and was modeled as a specific zone within the greater Sierra Blanca deposit.  The zone has a North-Northwest trend and is currently defined by the Josh Vein on the west and the Liberator Fault on the east.  This zone includes vein and stockwork vein type mineralization controlled by the interaction of the two structures.  While the main vein drilled to date has a NNW trend, the step over structures between the main faults appears to have a north-easterly trend.  Although the bulk of the indicated mineralization within the current resource is hosted by one vein system, other veins have been intersected by the drilling and will be further explored with the ongoing exploration program.  The structurally controlled mineralization in the Yellowjacket Zone was modelled separately in several geologically defined domains to prevent smearing of high-grade mineralization into the surrounding blocks.  The different Yellowjacket domains have been combined and reported in this MD&A because of the geological similarities.  Based on the current metallurgical data on Yellowjacket mineralization, it has been assumed that this material will be processed through a separate milling circuit and thus carries different processing costs and recoveries resulting in cut-off grades different than the heap leach processing.  These additional costs and recoveries have been accounted for in the WhittleTM pit analysis.

The disseminated mineralization at Sierra Blanca was also modeled in a series of discrete volumes to prevent grade smearing across certain important grade-controlling faults.  The disseminated oxide mineralization has been modeled based on our current metallurgy for heap leach processing with each block having an estimated heap leach recovery.  The heap leach feed then carries the costs associated with heap leach processing as reflected by the cut-off grade.

Figure 4: Corvus land position at the NBP with estimated resource areas shown.

Other Developments

A number of other developments associated with the potential development of the NBP have taken place during the last quarter.

Water

In December 2013, the Company completed the purchase of a 430 acre fee simple parcel of land located about 30 miles north of the NBP area which carries with it 1,600 acre-feet of irrigation water rights within the Sarcobatus Flats water basin.  Cost of the land and water was USD 1,000,000.  This water right is significant because it provides all water presently anticipated to be required under the current conceptual NBP mine plan.  The first phase of the hydrologic characterization program was completed during the 2013 drill program which successfully identified a potential water production well site in the Sarcobatus Flats (Nevada State Water Basin 146) within the northwest portion of the NBP.  The test well, NB-WW-10, penetrated over 300 metres of alluvial material with a static water level beginning at a depth of 55 metres and sustained air lift water production in excess of 100 gpm for several hours.  The Company has registered the purchase of the water rights with the Nevada State Engineer (“NSE”), and will begin to make application to the NSE to move the production point to the NBP, and change the application to mining.

Metallurgy

PQ core materials drilled in 2013 have been used to develop composites for metallurgical testing of quartz vein and stockwork mineralized material from the Yellowjacket area.  Assaying of the core has been completed and construction of a group of five composite samples has begun.  Additional cyanide bottle roll testing is currently underway at particle sizes of 80% passing -0.075 mm, -0.106 mm, -0.150mm, -1.7 mm, -6.3 mm and -19 mm.  Initial results indicate high gold and silver recovery at finer particle sizes (<= -0.0150 mm) but reduced recovery at larger particle sizes and suggest that mill processing will be required for Yellowjacket mineralizaiton.  Column leach tests are underway for 80% passing -6.3 mm and -19 mm particle sizes.  In addition, advanced metallurgical testing is being conducted on the potential benefits of milling the higher grade Yellowjacket material as this potential resource appears to have significant growth potential.

Vat leaching, Run of Mine type tests are also underway on Sierra Blanca mineralized material at nominal sizes of 100 mm, 150 mm, and 250 mm.  The Company is also initiating preliminary tests on higher grade sulfide material at depth which could represent a future resource potential.

Power

The upgrade of the main power line, located along Highway 95 on the east side of the North Bullfrog Property, by Valley Electric Association is nearly complete.  The upgraded capacity of the line exceeds the current projected requirements of the North Bullfrog Project.  The Company contributed USD 28,500 for the line upgrade.

Highway

Nevada Highway 95, connecting Las Vegas and Reno, passes the NBP approximately 1.6 km to the east, and received extensive maintenance upgrade during the summer of 2013.  The highway has been re-surfaced between Las Vegas and a point to the north of the NBP, thereby providing for efficient road access to the site.  The Company will be making application for the necessary rights-of-way for road traffic from the highway to the proposed mine facilities.

Baseline Characterization

In January 2014, Corvus Gold Nevada Inc. executed a Memorandum of Understanding (“MOU”) with the Tonopah Office of the US Bureau of Land Management (“BLM”) for definition of baseline characterization requirements and development of a mining plan of operations at the NBP.  Characterization plans for hydro-geologic modeling studies, rock geochemical studies and biologic/wildlife studies have been developed and have been reviewed by BLM specialists.  The Company is in the process of responding to comments and additional requirements received from the BLM with respect to such plans.

A total of seven additional hydrologic test wells were drilled during 2013 to facilitate water level monitoring and water quality sampling stations located around the NBP.  These wells have been equipped with down-hole sample pumps.  A network of nine surface springs is also being sampled in the greater area around the project site to ensure completeness in regional characterization.

A meteorological station was constructed during August 2012, and has now accumulated 19 months of continuous data.

Rock geochemistry characterization work has been underway since 2012, with both Acid-Base accounting static testing and Humidity Cell Testing data collected for the initially proposed pre-Yellowjacket high-grade discovery mining plan.  Initial data have formed the basis of the geochemistry characterization plan document, which is now being updated to reflect the addition of the newly defined Yellowjacket deposit to the updated proposed mining plan.

Alaska Properties

Terra Project Option-Joint Venture

Raven Gold has completed the sale of its minority interest in the Terra Project in Alaska to its joint venture partner, Terra Gold, a subsidiary of WestMountain Gold Inc., for US$1.8M cash and 200,000 WestMountain common shares.  Proceeds from the Terra sale are intended to be used for the continued advancement of the Company’s North Bullfrog project in Nevada.

LMS Project

The LMS claim block is located in the Goodpaster mining district and consists of 92 Alaska mining claims covering 61 square kilometres owned 100% by the Company.  The primary target at LMS is a stratiform breccia horizon hosted in a sequence of high-grade metamorphic rocks.  The host breccia has formed in an interval of highly fractured graphitic quartzite which has focused fluid flow of mineralized solutions.  The matrix to the breccias is a dark fine-grained mixture of silica and pyrite, which together with the graphite, leads to the term “black breccia”.  In addition to the stratiform black breccia mineralization there are a number of high-grade gold-silver veins and stockwork zones cutting through the entire system which can produce significant grades.  Initial metallurgical test work on the project has indicated that high gold recoveries (95%) can be obtained with simple gravity separation followed by cyanidation, similar to the process used at the Pogo Mine to the north.

No exploration program was carried out at LMS in 2013 or to the date of this MD&A.

In 2014 all of the available geological data has been compiled and a new 3D geological model has been constructed.  This will form the basis of an initial resource estimate, which it is anticipated will be completed in late 2014.

West Pogo Project Option-Joint Venture

The West Pogo project is located in the Goodpaster mining district, Alaska, and consists of 96 State of Alaska mining claims covering 18.9 square kilometres owned 100% by the Company.  The West Pogo project is located approximately 5 kilometres to the west of the Pogo Gold Mine.  The Pogo Mine road and power line pass through the West Pogo Property providing easy access to the property.  At West Pogo there is the potential to discover high-grade gold mineralization in both steeply and shallowly dipping structural zones.  Surface mapping and sampling in 2011 identified two more than 1 kilometre long East-West trending zones of alteration and mineralization on the property.  Mineralization is associated with zones of sericite-dolomite alteration in the host quartz monzonite and with silica-flooded breccias which have produced selected grab samples with up to 118.5g/t gold.  One N-S oriented hole drilled in 2003 encountered broad zones of gold mineralization in altered quartz monzonites but did not intersect the breccia-style mineralization.  In 2011 a 3D induced polarization survey covering 5 square Kilometers over the main alteration zones highlighted a series of NW-trending cross structures which may be the control on the high-grade mineralization and may explain why the original drilling missed the target.  Exploration at West Pogo has always been hampered by the distribution of talus cover; however, systematic work has revealed a large mineralizing system of good lateral continuity that is ready for drill testing.

In 2012, Raven Gold optioned the West Pogo project to Alix, who completed two diamond drill holes, totaling 610 metres, on the West Pogo claim block.  Both holes encountered favorable host rocks with extensive alteration.  Alix believed the results (Table 11) suggested they were on the edge of a significant gold system. Alix has subsequently withdrawn from the joint venture.

Table 11: West Pogo drill intercepts reported by Alix

West Pogo Project Drill Results
Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)
WP-12-01	243.7	249.3	5.6	0.67
		including	2.4	1.74
WP-12-02	74.5	77.7	3.2	1.10
*Intercepts calculated with 0.45 g/t gold cutoff – These intervals are not true thickness, as the absence of structural and geological contacts precludes an estimate of true thickness.

A “Cooperation Agreement” has been signed with Dave Wright and Partners which allows them to market the West Pogo property together with their adjacent claims in an effort to find companies interested in exploring this area. The agreement allows Dave Wright and Partners to show the some exploration data from the Corvus held West Pogo claims to potential buyers but does not empower them to negotiate exploration agreements on Corvus Gold properties.

Chisna Project

The Chisna Project is focused on a new and emerging Alaskan copper-gold porphyry belt of deposits with copper and gold mineralization associated with mid-Cretaceous intrusions of similar age and style to the Pebble deposit to the west and Orange Hill deposit to the east (Figure 5).  The current property position includes over 151,600 acres of either State of Alaska mining claims or fee land leased from Ahtna Corporation (Figure 6).  The Company is currently looking for a joint venture partner on the property.

Regional exploration, including geophysics, stream sediment surveys, soil surveys and geological mapping, has identified a number of mineralized areas within the district (Figure 6).  Geochronology studies indicate that the Grubstake porphyry system was active over a long period of time.  Intrusions that are related to the mineralization and molybdenite from quartz veins in the porphyry mineralization give ages of 126Ma.  In contrast, actinolite related to sodic-calcic alteration that overprints the porphyry copper mineralization give ages of 110Ma.  Potassium feldspar from hydrothermal breccias at the Ravine prospect gave an age of 94Ma.  Hornblende from a nearby porphyry gave an age of 110Ma and feldspar from the same intrusion gave an age of 97Ma.  These ages show that mineralization at Chisna was forming during the same epoch as important deposits such as the Pebble (96-86Ma) and Orange Hill (114-104Ma) porphyry copper deposits and the gold deposits at Pogo (104Ma), Fort Knox (93Ma) and Livengood (90Ma).

Figure 5: Chisna Project location map.
Figure 6: Chisna land position showing distribution of significantly mineralized surface rock samples and their metal associations.  Red outline indicates State of Alaska Claims, maroon outline indicated Ahtna Inc.
lease area.

Golden Range Target

The 2011 Golden Range exploration program conducted extensive surface sampling collecting a total of 1,785 rock samples with 19% exceeding 1 g/t gold, 5% over 10 g/t gold, and 1% over 50 g/t gold.  Rock and soil sampling at Golden Range has now confirmed a 12 kilometre long trend of significant gold and silver mineralization.

The Jolly Green target emerged late in the 2011 season as having a base metal association with a strong gold, silver and copper association (Table 12).  Out of a total of 29 selected grab rock samples collected at Jolly Green, 55% returned values over 1 g/t gold and 24% were greater than 10 g/t gold with 90% of the rock samples returning greater than 0.1% copper and 10% higher than 1% copper.  The shear and vein hosted gold, silver, and copper mineralization at Jolly Green is accompanied by widespread copper staining in the surrounding quartz-diorite and may be associated with a copper-gold porphyry system at depth.  Jolly Green is another priority target for future exploration.

Table 12: Significant selected grab rock sample assay results from Jolly Green prospect.

Sample ID	Gold (g/t)	Silver (g/t)	Copper (%)
H271989	126.5	129.0	0.4
H262393	28.2	198.0	5.1
H262391	24.2	113.0	0.8
H271987	22.7	25.7	2.8
H271986	15.6	38.2	0.7
H262394	12.5	29.2	1.4
H262392	12.3	109.0	0.5
H262220	4.3	69.6	3.6
H271992	4.1	73.3	8.6
H262397	3.0	144.0	17.7

Test drilling, consisting of two to five drill holes into each of the Notch, City, Matador and Corazon targets totalling 2800 metres, was completed in 2011 (Figure 7).  As previously reported, drilling, trenching and surface grab sampling at the Notch intersected a gold mineralized shear zone with over 1 kilometre of mapped strike, returning drill intercepts up to 6.8 metres of 4.49 g/t gold.  Target highlights are listed below:

•
Corazon:  Two trenches at the Corazon target exposed a shear zone yielding 7.5 metres averaging 3.26 g/t gold and 8 metres of 0.5 g/t gold, respectively.  Drilling attempts at the mineralized shear failed to hit the target due to poor drilling conditions but did intersect significant gold mineralization in the surrounding alteration zone (Table 13).

•
City:  Three holes were drilled at the City target to evaluate well mineralized, SW dipping fault structures observed at the surface.  The holes encountered many zones of lower grade gold highlighted by hole GR-11-01 which returned two 0.7 metre intervals with 3.6 g/t gold and 3.9 g/t silver and 6.2 g/t gold and 6.7 g/t silver respectively (Table 14).

•
Matador:  Two holes were drilled at the Matador target at a shear zone target that has returned high-grade gold and silver results.  Poor drilling conditions prevented adequately testing of the target but one hole did return high-grade silver results (GR-11-08 with 2.7 metres of 681 g/t silver).  This new discovery of high-grade silver would be a priority target for future exploration.

Figure 7: Geological map of central Golden Range showing the locations of hole collars at Corazon (GR-11-
04, 05, 06), Matador (GR-11-08 and 11) and the City (GR-11-01, 02, 03).

Table 13: Significant Intercepts* from Drilling at the Corazon target.

Hole/Trench ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)
Trenches
CZ-TR-01	1.00	8.50	7.50	3.26	4.74
including	1.00	3.00	2.00	10.40	10.91
CZ-TR-03	1.00	9.00	8.00	0.48	1.57

Drill Holes
GR-11-04	48.0	53.1	5.1	0.90	0.76
including	48.0	49.3	1.3	1.84	0.95
GR-11-05	43.2	46.3	3.1	0.68	0.59
including	45.2	46.3	1.1	1.52	0.89
GR-11-05	80.5	87.0	6.5	0.60	1.27
including	80.5	81.7	1.2	2.51	3.98
GR-11-06	45.7	48.7	3.1	0.90	0.96
	111.2	113.5	2.3	1.88	6.30
including	111.2	112.3	1.1	3.29	8.68
GR-11-07	35.5	37.8	2.3	1.73	1.82
including	37.0	37.8	0.8	4.75	0.97
*Intercepts calculated using a cut off of 0.1g/t gold with maximum 3 metres of internal waste.  Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.

Table 14: Significant Intercepts* from Drilling at the City and Matador targets.
Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Prospect
GR-11-01	150.3	151.0	0.7	3.59	3.87	City
	233.9	234.6	0.7	6.21	6.68
GR-11-02	65.0	65.8	0.8	1.05	0.68	City
	208.7	211.5	2.8	1.57	0.38
GR-11-03	No Significant Intercepts					City
GR-11-08	105.7	108.4	2.7	0.02	681.32	Matador
GR-11-11	No Significant Intercepts					Matador
* Intercepts calculated using a cut off of 0.1g/t gold with maximum 3 metres of internal waste.  Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.

No additional exploration work has been carried out on the Chisna project since the completion of the 2012 field season.

A modest exploration program is planned for 2014 in order to meet expenditure obligations for the State of Alaska claims and the Company is actively marketing the property.  While the Company is seeking a new joint venture partner to carry out further exploration on the property, there can be no certainty that it will be able to do so.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this MD&A (other than with respect to the work done and results released by Alix and Terra Gold and the 2011 work done and results released by OPV Alaska and First Star, and the NBP resource estimate) and has approved the disclosure herein.  Mr. Pontius is not independent of the Company, as he is the CEO and holds common shares and incentive stock options.

The exploration program at North Bullfrog was designed and supervised by Russell Myers (CPG-11433), President of the Company, and Mark Reischman, Nevada Exploration Manager, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  All sample shipments are sealed and shipped to ALS Chemex in Reno, Nevada, for preparation and then on to ALS Chemex in Reno, Nevada, or Vancouver, B.C., for assay.  McClelland Laboratories Inc. prepared composites from duplicated RC sample splits collected during drilling.  Bulk samples were sealed on site and delivered to McClelland Laboratories Inc. by ALS Chemex or Corvus personnel.  All metallurgical testing reported here was conducted or managed by McClelland Laboratories Inc.

Carl Brechtel (Colorado PE 23212 and Nevada PE 8744), a qualified person as defined by National Instrument 43-101, has supervised the North Bullfrog metallurgical testing program and has approved the disclosure in this MD&A related thereto.  Mr. Brechtel is not independent of the Company, as he is the Chief Operating Officer and holds common shares and incentive stock options.

Russell Myers, a qualified person as defined by National Instrument 43-101, has reviewed and to the extent possible independently verified the geological information, and has approved the disclosure herein, with respect to the LMS project and the prior work thereon by First Star during the period while it was the operator/optionee of the project.  QA/QC protocols were similar to those used on all Company projects with internal control samples inserted into each shipment and shipments sealed and shipped to ALS Chemex in Fairbanks, Alaska.  Mr. Myers is not independent of the Company, as he is the President and holds common shares and incentive stock options.

Mr. Scott E. Wilson, SME, President of Metal Mining Consultants Inc., is an independent consulting geologist specializing in mineral reserve and resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, for the NBP Report (other than the potions for which other QP’s are responsible, as noted below), and specifically for the Mineral Resource Estimate (other than the estimate of the North Bullfrog mineralization inventory).  Mr. Wilson has over 23 years experience in surface mining and is a Registered Member of the Society of Mining, Metallurgy and Exploration.  Mr. Wilson and Metal Mining Consultants, Inc. are independent of the Company under NI 43-101.

Mr. Gary Giroux, M.Sc., P. Eng (B.C.), a consulting geological engineer employed by Giroux Consultants Ltd., has acted as the Qualified Person, as defined in NI 43-101, for the estimate of the North Bullfrog mineralization inventory contained in the NBP Report.  He has over 30 years of experience in all stages of mineral exploration, development and production.  Mr. Giroux specializes in computer applications in ore reserve estimation, and has consulted both nationally and internationally in this field.  He has authored many papers on geostatistics and ore reserve estimation and has practiced as a Geological Engineer since 1970 and provided geostatistical services to the industry since 1976.  Both Mr. Giroux and Giroux Consultants Ltd. are independent of the Company under NI 43-101.

Mr. Herbert Osborne, SME, a consulting metallurgist, has acted as the Qualified Person, as defined by NI 43-101, for evaluation of the metallurgical testing data contained in the NBP Report.  He has over 50 years of experience in mineral process design and operations.  He is a registered Member of the Society of Mining, Metallurgy and Exploration (SME Member No. 2430050 RM).  Mr. Osborne is independent of the Company under NI 43-101.

ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Risk Factors

Due to the nature of the Company’s proposed business and the present stage of exploration of its property interests (which are primarily early to advanced stage exploration properties with no known reserves), the following risk factors, among others, will apply:

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting both from the failure to discover mineral deposits and from finding mineral deposits which, though present, are insufficient in size and grade at the then prevailing market conditions to return a profit from production.  The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Other than the North Bullfrog property, which has estimated inferred and/or indicated resources identified, there are no known resources, and there are no known reserves, on any of the Company’s properties.  The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.  Substantial expenditures are required to establish ore reserves through drilling and metallurgical and other testing techniques, determine metal content and metallurgical recovery processes to extract metal from the ore, and construct, renovate or expand mining and processing facilities.  No assurance can be given that any level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body which can be legally and economically exploited.

Insufficient Financial Resources:  The Company does not presently have sufficient financial resources to undertake by itself the acquisition, exploration and development of all of its planned acquisition, exploration and development programs, including the recommended program in the NBP Report.  Future property acquisitions and the development of the Company’s properties will therefore depend upon the Company’s ability to obtain financing through the joint venturing of projects, private placement financing, public financing, short or long term borrowings or other means.  There is no assurance that the Company will be successful in obtaining the required financing.  Failure to raise the required funds could result in the Company losing, or being required to dispose of, its interest in its properties.

Financing Risks:  The Company has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects or to fulfil its obligations under any applicable agreements.  There can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Dilution to the Company’s existing shareholders:  The Company will require significant additional equity financing be raised in the future.  The Company may issue securities on less than favourable terms to raise sufficient capital to fund its business plan.  Any transaction involving the issuance of equity securities or securities convertible into common shares would result in dilution, possibly substantial, to present and prospective holders of common shares.

Estimates of Mineral Reserves and Resources and Production Risks:  The mineral resource estimates included in this MD&A are estimates only and no assurance can be given that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.  The estimating of mineral resources and mineral reserves is a subjective process and the accuracy of mineral resource and mineral reserve estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting available engineering and geological information.  There is significant uncertainty in any mineral resource or mineral reserve estimate and the actual deposits encountered and the economic viability of a deposit may differ materially from the Company’s estimates.  Accordingly, there can be no assurance that:

•	these estimates will be accurate;

•	reserves, resource or other mineralization Figures will be accurate; or

•	this mineralization could be mined or processed profitably.

Because the Company has not commenced production at any of its properties, and has not defined or delineated any proven or probable reserves on any of its properties, mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.  Short term factors, such as the need for orderly development of deposits or the processing of new or different grades, may have a material adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in reserves or resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.  The estimated resources described in this MD&A should not be interpreted as assurances of mine life or of the profitability of future operations.  Estimated mineral resources and mineral reserves may have to be re-estimated based on changes in applicable commodity prices, further exploration or development activity or actual production experience.  This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource or mineral reserve estimates.  Market price fluctuations for gold, silver or base metals, increased production costs or reduced recovery rates or other factors may render any particular reserves uneconomical or unprofitable to develop at a particular site or sites.  A reduction in estimated reserves could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves.  Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth.

Fluctuation of Metal Prices:  Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  The Company’s long-term viability and profitability depend, in large part, upon the market price of metals which have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions.  There can be no assurance that the price of any minerals produced from the Company’s properties will be such that any such deposits can be mined at a profit.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all.  Delays or a failure to obtain such licenses and permits or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could have a material adverse effect on the Company.

Acquisition of Mineral Claims under Agreements:  The agreements pursuant to which the Company has the right to acquire or maintain interests in a number of its properties provide that the Company must make a series of cash payments and/or share issuances over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute its share of ongoing expenditures.  Failure by the Company to make such payments, issue such shares or make such expenditures in a timely fashion may result in the Company losing its interest in such properties.  There can be no assurance that the Company will have, or be able to obtain, the necessary financial resources to be able to maintain all of its property agreements in good standing, or to be able to comply with all of its obligations thereunder, with the result that the Company could forfeit its interest in one or more of its mineral properties.

Proposed Amendments to the United States General Mining Law of 1872:  In recent years, the United States Congress has considered a number of proposed amendments to the U.S. General Mining Law of 1872 (“Mining Law”).  If adopted, such legislation, among other things, could impose royalties on mineral production from unpatented mining claims located on United States federal lands, result in the denial of permits to mine after the expenditure of significant funds for exploration and development, reduce estimates of mineral reserves and reduce the amount of future exploration and development activity on United States federal lands, all of which could have a material and adverse effect on the Company’s cash flow, results of operations and financial condition.

Uncertainties Relating to Unpatented Mining Claims:  Many of the Company’s mineral properties comprise federal unpatented mining claims in the United States.  There is a risk that a portion of the Company’s unpatented mining claims could be determined to be invalid, in which case the Company could lose the right to mine any minerals contained within those mining claims.  Unpatented mining claims are created and maintained in accordance with the Mining Law.  Unpatented mining claims are unique to United States property interests, and are generally considered to be subject to greater title risk than other real property interests due to the validity of unpatented mining claims often being uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations under the Mining Law.  Unpatented mining claims are always subject to possible challenges of third parties or contests by the United States federal government.  The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.  Title to the unpatented mining claims may also be affected by undetected defects such as unregistered agreements or transfers.  The Company has not obtained full title opinions for the majority of its mineral properties.  Not all the mineral properties in which the Company has an interest have been surveyed, and their actual extent and location may be in doubt.

Surface Rights and Access:  Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by its mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required.  There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore it may be unable to carry out planned mining activities.  In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty.  The inability of the Company to secure surface access or purchase required surface rights could materially and adversely affect the timing, cost or overall ability of the Company to develop any mineral deposits it may locate.

No Assurance of Profitability:  The Company has no history of production or earnings and due to the nature of its business there can be no assurance that the Company will be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  All of the Company’s properties are in the exploration stage and the Company has not defined or delineated any proven or probable reserves on any of its properties.  None of the Company’s properties are currently under development.  Continued exploration of its existing properties and the future development of any properties found to be economically feasible, will require significant funds.  The only present source of funds available to the Company is through the sale of its equity shares, short-term, high-cost borrowing or the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings, short-term borrowing or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability.  The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  The Company may elect not to insure where premium costs are disproportionate to the Company’s perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  The Company cannot predict whether or not such legislation, policies or controls, as presently in effect, will remain so, and any changes therein (for example, significant new royalties or taxes), which are completely outside the control of the Company, may materially adversely affect to ability of the Company to continue its planned business within any such jurisdictions.

Recent market events and conditions: Since 2008, the U.S. credit markets have experienced serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems have led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions caused a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

While these conditions appear to have improved slightly in 2012/13, unprecedented disruptions in the credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company’s access to additional capital may not be available on terms acceptable to it or at all.

General economic conditions:  The recent unprecedented events in global financial markets have had a profound impact on the global economy.  Many industries, including the gold and base metal mining industry, are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity.  A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Company’s growth and profitability.  Specifically:

•	The global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall liquidity

•	the volatility of gold and other base metal prices may impact the Company’s future revenues, profits and cash flow

•	volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production cost

•
the devaluation and volatility of global stock markets impacts the valuation of the Company’s common shares, which may impact the Company’s ability to raise funds through the issuance of equity securities

These factors could have a material adverse effect on the Company’s financial condition and results of operations.

Increased costs:  Management anticipates that costs at the Company’s projects will frequently be subject to variation from one year to the next due to a number of factors, such as the results of ongoing exploration activities (positive or negative), changes in the nature of mineralization encountered, and revisions to exploration programs, if any, in response to the foregoing.  In addition, exploration program costs are affected by the price of commodities such as fuel, rubber and electricity and the availability (or otherwise) of consultants and drilling contractors.  Increases in the prices of such commodities or a scarcity of consultants or drilling contractors could render the costs of exploration programs to increase significantly over those budgeted.  A material increase in costs for any significant exploration programs could have a significant effect on the Company’s operating funds and ability to continue its planned exploration programs.

Dependence Upon Others and Key Personnel:  The success of the Company’s operations will depend upon numerous factors, many of which are beyond the Company’s control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) the ability to attract and retain additional key personnel in exploration, mine development, sales, marketing, technical support and finance.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company.  There can be no assurance of success with any or all of these factors on which the Company’s operations will depend.  The Company has relied and may continue to rely, upon consultants and others for operating expertise.

Currency Fluctuations:  The Company maintains its accounts in Canadian and U.S. dollars, making it subject to foreign currency fluctuations.  Such fluctuations may materially affect the Company’s financial position and results.

Share Price Volatility:  In 2012/13 and into 2014, worldwide securities markets, particularly those in the United States and Canada, have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced unprecedented fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  Most significantly, the share prices of junior natural resource companies have experienced an unprecedented decline in value and there has been a significant decline in the number of buyers willing to purchase such securities.  In addition, significantly higher redemptions by holders of mutual funds has forced many of such funds (including those holding the Company’s securities) to sell such securities at any price.  As a consequence, despite the Company’s past success in securing significant equity financing, market forces may render it difficult or impossible for the Company to secure placees to purchase new share issues at a price which will not lead to severe dilution to existing shareholders, or at all.  Therefore, there can be no assurance that significant fluctuations in the trading price of the Company’s common shares will not occur, or that such fluctuations will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Exploration and Mining Risks:  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs.  Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.  The economics of developing mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.

Environmental Restrictions:  The activities of the Company are subject to environmental regulations promulgated by government agencies in different countries from time to time.  Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.  Certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Regulatory Requirements:  The activities of the Company are subject to extensive regulations governing various matters, including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development of mines, production and post-closure reclamation, exports, price controls, taxation, regulations concerning business dealings with indigenous peoples, labour standards on occupational health and safety, including mine safety, and historic and cultural preservation.  Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties, enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions, any of which could result in the Company incurring significant expenditures.  The Company may also be required to compensate those suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements.  It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of the Company’s operations and delays in the exploration and development of the Company’s properties.

Limited Experience with Development-Stage Mining Operations:  The Company has limited experience in placing resource properties into production, and its ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise.  There can be no assurance that the Company will have available to it the necessary expertise when and if it places its resource properties into production.

Enforcement of Civil Liabilities:  As substantially all of the assets of the Company and its subsidiaries are located outside of Canada, and certain of the directors and officers of the Company are resident outside of Canada, it may be difficult or impossible to enforce judgements granted by a court in Canada against the assets of the Company or the directors and officers of the Company residing outside of Canada.

Mining Industry is Intensely Competitive:  The Company’s business of the acquisition, exploration and development of mineral properties is intensely competitive.  The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company.  The Company may also encounter increasing competition from other mining companies in efforts to hire experienced mining professionals.  Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters.  Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The Company may be a “passive foreign investment company” under the U.S. Internal Revenue Code, which may result in material adverse U.S. federal income tax consequences to investors in Common Shares that are U.S. taxpayers:  Investors in the Company’s common shares that are U.S. taxpayers should be aware that the Company expects it will be in the current year, a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”).  If the Company is or becomes a PFIC, generally any gain recognized on the sale of its common shares and any “excess distributions” (as specifically defined) paid on its common shares must be rateably allocated to each day in a U.S. taxpayer’s holding period for the common shares.  The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the common shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a “qualified electing fund” (a “QEF”) election with respect to the Company generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company.  U.S. taxpayers should be aware, however, that there can be no assurance that the Company will satisfy record keeping requirements under the QEF rules or that the Company will supply U.S. taxpayers with required information under the QEF rules, in event that the Company is a PFIC and a U.S. taxpayer wishes to make a QEF election.  As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and its common shares are “marketable stock” (as specifically defined).  A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in the common shares.

The above paragraphs contain only a brief summary of certain U.S. federal income tax considerations.  Investors should consult their own tax advisor regarding the PFIC rules and other U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares of the Company.

Selected Financial Information

Selected Annual Information

The Company’s condensed interim consolidated financial statements for the third quarter ended February 28, 2014 (the “Interim Financial Statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applicable to the preparation of interim financial statements, including International Accounting Standard (“IAS”) 34 “Interim Financial Reporting”.  The following selected financial information for the years ended May 31, 2013 and May 31, 2012 is taken from the Company’s audited consolidated financial statements for the year ended May 31, 2013.  The information for the year ended May 31, 2011 is taken from the audited consolidated financial statements for the year ended May 31, 2012.  This information should be read in conjunction with those statements.  Selected annual financial information appears below.

Description	May 31, 2013 $	May 31, 2012 $	May 31, 2011 $
	(annual)	(annual)	(annual)

Interest Income	53,921	19,667	23

Consulting fees (including share-based payment charges)	584,990	341,494	1,653,417
Property investigation expenditures	(111)	11,125	6,473
Wages and benefits (including share-based payment charges)	2,028,142	885,870	485,531
Professional fees (including share-based payment charges)	511,746	343,026	314,820
Investor relations (including share-based payment charges)	1,050,508	435,071	464,824

Foreign exchange gain (loss)	(1,570)	16,219	7,917
Write-off of exploration and evaluation assets	(330,410)	-	-

Loss for the year	(5,068,741)	(2,531,387)	(2,786,623)
Per share	(0.09)	(0.06)	(0.07)
Statement of Financial Position:
Cash and cash equivalents	7,867,270	6,800,377	7,335,406
Total Current Assets	8,077,364	6,947,976	7,608,337
Exploration and evaluation assets	28,030,332	18,701,812	13,553,597
Long term financial liabilities	248,832	-	-

Comparison to Selected Prior Quarterly Periods

The following selected financial information is a summary of quarterly results taken from the Company’s unaudited consolidated financial statements of the Company.  The information relates to the Company’s continuing operations.

Nine months ended February 28,	2014	2013

Interest Income	$38,457	$34,595
Share-based payment charges	(1,323,497)	(1,460,645)
Net loss for the period	(5,251,533)	(3,736,653)
Comprehensive loss for the period	(3,115,712)	(3,534,856)
Basic and diluted loss per common share	$(0.08)	$(0.07)

As at	February 28, 2014	May 31, 2013

Working capital	$5,740,027	$7,556,914
Total assets	$40,153,815	$36,668,716
Total liabilities	$767,424	$769,282
Share capital	$53,703,440	$48,442,086

Nine Months ended February 28, 2014 Compared to Nine Months ended February 28, 2013

For the nine months ended February 28, 2014, the Company had a net loss of $5,251,533 compared to a net loss of $3,736,653 in the comparative period of the prior year.  The increased loss of $1,514,880 in the nine months period of the current year was due to a combination of factors as discussed below.

Consulting fees increased to $544,063 (2013 - $465,319) mainly due to share-based payment charges of $367,039 during the current period compared to $325,319 in the prior period.  There were also an increase of $29,524 in director fees and an increase of $7,500 in consulting fees in the current period compared to the prior period.

Investor relations expenses increased to $877,810 (2013 - $820,118). While share-based payment charges of $245,764 during the current period were less than the $321,228 in the prior period, this decrease was offset by an increase of $133,156 due to a combination of increases in investor relations-related travel, advertising and marketing, and the number of personnel engaged, all of which are associated with an increased push by the Company to make investors aware of the Company’s business and the results of its ongoing activities.

Professional fees decreased to $333,511 (2013 - $378,942) primarily due to decreased share-based payment charges of $55,153 during the current period compared to $124,047 in the prior period somewhat offset by an increase of $23,463 in accounting and legal fees in the current period compared to the prior period as a result of costs incurred by the Company in restructuring its US subsidiaries.

Regulatory expenses increased to $82,470 (2013 - $55,759) due to additional filing and listing fees incurred in the current period.

Travel expenses decreased to $83,662 (2013 - $193,951) due to less attendance at trade shows and conferences in the current period compared to the prior period.

Wages and benefits decreased to $1,484,663 (2013 - $1,624,457) due to a decrease in share-based payment charges to $655,541 in the current period compared with $690,051 in the prior period, and a decrease of $105,284 in wages and benefits in the current period due to a decrease in the number of employees.

Other expense categories which reflected only moderate change period over period were administration expenses of $8,040 (2013 - $2,200), charitable donations of $622 (2013 - $8,595), depreciation expenses of $14,976 (2013 - $9,265), insurance expenses of $39,138 (2013 - $36,483), office and miscellaneous expenses of $105,338 (2013 - $121,403), property investigation recovery of $nil (2013 – recovery of $111), and rent expenses of $69,916 (2013 - $52,028).

Other items amounted to a loss of $1,607,324 compared to a gain of $31,756 in the prior period.  There was a loss on sale of the Company’s interest in the Terra property of $1,631,436 in the current period compared to $nil in the comparative period of the prior year and a write-off of the Company’s interest in the Gerfault property in Quebec of $2,848 in the current period compared to $nil in the comparative period of the prior year.  There was also an increase in foreign exchange loss of $11,497 (2013 - $2,839), which is the result of factors outside of the Company’s control, offset by an increase in interest income of $38,457 (2013 - $34,595) as a result of investments in cashable GICs during the current period.

Share-based Payment Charges

Share-based payment charges for the nine months ended February 28, 2014 of $1,364,681 (2013 - $1,519,929) were allocated as follows:

2014	Before allocation of share-based payment charges	Share-based payment charges	After Allocation of share-based payment charges

Consulting	$177,024	$367,039	$544,063
Investor relations	632,046	245,764	877,810
Professional fees	278,358	55,153	333,511
Wages and benefits	829,122	655,541	1,484,663
		1,323,497
Exploration and evaluation assets		41,184
		$1,364,681

2013	Before allocation of share-based payment charges	Share-based payment charges	After Allocation of share-based payment charges

Consulting	$140,000	$325,319	$465,319
Investor relations	498,890	321,228	820,118
Professional fees	254,895	124,047	378,942
Wages and benefits	934,406	690,051	1,624,457
		1,460,645
Exploration and evaluation assets		59,284
		$1,519,929

Three Months ended February 28, 2014 Compared to Three Months ended February 28, 2013

For the three months ended February 28, 2014, the Company had a net loss of $2,912,690 compared to a net loss of $1,370,716 in the comparative period of the prior year.  The increased loss of $1,541,974 in the three months period of the current year was due to a combination of factors, as discussed below.

Consulting fees increased to $154,391 (2013 - $125,550) due to share-based payment charges of $79,391 during the current period compared to $73,050 in the prior period and an increase in consulting fees of $22,500 in the current period compared to the prior period.

Investor relations expenses decreased to $286,626 (2013 - $300,374) due to decreased share-based payment charges of $49,199 during the current period compared to $87,432 in the prior period, this decrease was offset by an increase of $24,485 due to a combination of increases in investor relations-related travel, advertising and marketing, and the number of personnel engaged, all of which are associated with an increased push by the Company to make investors aware of the Company’s business and the results of its ongoing activities.

Professional fees increased to $117,835 (2013 - $114,319) primarily due to decreased share-based payment charges of $10,786 during the current period compared to $27,080 in the prior period somewhat offset by an increase of $19,810 in accounting fees in the current period compared to the prior period as a result of costs incurred by the Company in restructuring its US subsidiaries.

Regulatory expenses increased to $53,441 (2013 - $31,136) due to additional filing and listing fees incurred in the current period.

Travel expenses decreased to $21,277 (2013 - $58,795) due to less attendance at trade shows and conferences in the current period compared to the prior period.

Wages and benefits decreased to $595,114 (2013 - $677,089) due to a decrease in share-based payment charges decreased to $132,174 in the current period compared with $156,134 in the prior period, and a decrease of $58,015 in wages and benefits in the current period due to a decrease in the number of employees.

Other expense categories which reflected only moderate change period over period were administration expenses of $2,921 (2013 - $643), charitable donations of $106 (2013 - $495), depreciation expenses of $5,134 (2013 - $3,624), insurance expenses of $11,084 (2013 - $12,127), office and miscellaneous expenses of $36,442 (2013 - $31,988) and rent expenses of $23,633 (2013 - $16,615).

Other items amounted to a loss of $1,604,686 compared to a gain of $2,039 in the prior period.  There was a loss on sale of the Company’s interest in the Terra property of $1,631,436 in the current period compared to $nil in the comparative period of the prior year and a write-off of the Company’s interest in the Gerfault property in Quebec of $457 in the current period compared to $nil in the comparative period of the prior year.  There was also a decrease in interest income of $5,026 (2013 - $10,114) as a result of investment in cashable GICs offset by an increase in foreign exchange gain of $22,181 (2013 – loss of $8,075), which is the result of factors outside of the Company’s control.

Supplemental Information:

Comparison to Selected Prior Quarterly Periods

The following selected financial information is a summary of quarterly results taken from the Company’s unaudited quarterly consolidated financial statements:

Description	February 28, 2014	November 30, 2013	August 31, 2013	May 31, 2013

Interest income	$5,026	$10,141	$23,290	$19,326
Write-off of exploration and evaluation assets	(457)	(753)	(1,638)	(330,410)
Loss on sale of exploration and evaluation assets	(1,631,436)	-	-	-
Net loss for the period	(2,912,690)	(1,065,502)	(1,273,341)	(1,332,088)
Basic and diluted loss per common share	$(0.04)	$(0.02)	$(0.02)	$(0.03)

Description	February 28, 2013	November 30, 2012	August 31, 2012	May 31, 2012

Interest income	$10,114	$10,213	$14,268	$6,175
Write-off of exploration and evaluation assets	-	-	-	-
Loss on sale of exploration and evaluation assets	-	-	-	-
Net loss for the period	(1,370,716)	(1,752,658)	(613,279)	(746,045)
Basic and diluted loss per common share	$(0.02)	$(0.03)	$(0.01)	$(0.02)

The previous discussion considers the reasons for some of the variations in the quarterly numbers but, as with most junior mineral exploration companies, the results of operations (including interest income and net losses) are not the main factor in establishing the financial health of the Company.  Of far greater significance are the mineral properties in which the Company has, or may earn, an interest, its working capital and how many shares it has outstanding.  The variation seen over such quarters is primarily dependent upon the success of the Company’s ongoing property evaluation program and the timing and results of the Company’s exploration activities on its then current properties, none of which are possible to predict with any accuracy.  There are no general trends regarding the Company’s quarterly results, and the Company’s business of mineral exploration is not seasonal.  The write-off of exploration and evaluation assets can have a material effect on quarterly results as and when they occur.  Another factor which can cause a material variation in net loss on a quarterly basis is the grant of stock options due to the resulting share-based payment charges which can be significant when they arise.  General operating costs other than the specific items noted above tend to be quite similar from period to period.  The variation in income is related solely to the interest earned on funds held by the Company, which is dependent upon the success of the Company in raising the required financing for its activities which will vary with overall market conditions, and is therefore difficult to predict.

Liquidity and Capital Resources

The Company has no revenue generating operations from which it can internally generate funds.  To date, the Company’s ongoing operations have been financed by the sale of its equity securities by way of private placements and the exercise of incentive stock options and share purchase warrants.  The Company believes that it will be able to secure additional private placements financings in the future, although it cannot predict the size or pricing of any such financings.  In addition, the Company can raise funds through the sale of interests in its mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirers of any such interest(s).  This situation is unlikely to change until such time as the Company can develop a bankable feasibility study on one of its projects.  When acquiring an interest in mineral properties through purchase or option the Company will sometimes issue common shares to the vendor or optionee of the property as partial or full consideration for the property interest in order to conserve its cash.

The Company reported cash and cash equivalents of $5,888,265 as at February 28, 2014 compared to $7,867,270 as at May 31, 2013.  The change in cash position was the net result of $5,128,815 used in net exploration expenditures on exploration and evaluation assets, on property and equipment, for a reclamation deposit and a exploration and evaluation assets related deposit, net of proceeds received from the disposal of exploration and evaluation assets, $2,220,367 used for operating activities and $5,237,988 received from the private placement and exercise of stock options and warrants during the period ended February 28, 2014.

As at February 28, 2014, the Company had working capital of $5,740,027 compared to working capital of $7,556,914 as at May 31, 2013.  The Company expects that it will operate at a loss for the foreseeable future and believes the current cash and cash equivalents will be sufficient for it to maintain its currently held properties, and fund its currently anticipated general and administrative costs, for the balance of the fiscal year ending May 30, 2014.  The Company’s current planned operating needs are $2.4 million until May 31, 2014 and $3.3 million until December 31, 2014.  Burn rate averages to approximately $300,000 a month where approximately $200,000 is for administrative purposes and approximately $100,000 is for planned exploration expenditures until December 31, 2014.  Exploration expenditure commitments (for example, lease payments) are $580,000 until December 31, 2014 and planned exploration and development activities are approximately $760,000 until December 31, 2014.  In order for the Company to maintain its currently held properties, and fund its currently anticipated general and administrative costs and planned exploration expenditures for the fiscal year ending May 31, 2015, the Company will therefore require additional financing during 2014 in order to be able to carry out all of its planned exploration and development activities at the North Bullfrog project in fiscal 2014 (including the recommended program at NBP as contained in the NBP Report).  Should such financing not be available in that time-frame, the Company will be required to reduce its activities and will not be able to carry out all of its presently planned exploration and development activities at the North Bullfrog project on its currently anticipated scheduling (including the recommended program at NBP as contained in the NBP Report).

During the nine-month period ended February 28, 2014, the Company closed a non-brokered private placement equity financing and issued 5,230,000 common shares at a price of $1.00 per share for gross proceeds of $5,230,000.  The Company also completed the sale of its minority interest in the Terra Property for USD$1,800,000 and 200,000 common shares of WestMountain.  The net proceeds raised from the non-brokered private placement and the sale of the Terra Property are being and will be used for further exploration of the Company’s North Bullfrog Project and other property assets located in the State of Alaska, for general working capital and other corporate purposes.

The Company currently has no further funding commitments or arrangements for additional financing at this time (other than the potential exercise of incentive stock options) and there is no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.  There is significant uncertainty that the Company will be able to secure any additional financing in the current equity markets - see “Risk Factors - Insufficient Financial Resources/Share Price Volatility”.  The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by management as opportunities to raise funds arise.  Specific plans related to the use of proceeds will be devised once financing has been completed and management knows what funds will be available for these purposes.

There have not been any material changes in the Company’s contractual obligations for mineral property lease and option payments and committed operating lease obligations as disclosed in its annual MD&A during the period ended February 28, 2014 or to the date of this MD&A.

Transactions with Related Parties

During the nine month period ended February 28, 2014, the Company entered into the following transactions with related parties and paid or accrued the following amounts, excluding share-based payment charges, in connection therewith:

Name	Relationship	Purpose of transaction	Amount

Jeffrey Pontius	CEO of the Company	Wages and benefits	$207,654
Russell Myers	President of the Company	Wages and benefits	$188,031
Carl Brechtel	COO of the Company	Wages and benefits	$203,230
Blue Pegasus Consulting Inc.	Company controlled by the CFO of the Company	Consulting	$79,000
Lawrence W. Talbot Law Corporation	Company controlled by the VP and General Counsel of the Company	Professional fees	$61,000
Quatloo Investment Inc.	Company controlled by the VP Corporate Communications of the Company	Investor Relations	$135,000
Marla K. Ritchie	Corporate Secretary	Consulting	$18,500
Steve Aaker	Director of the Company	Director Fees	$16,000
Edward Yarrow	Director of the Company	Director Fees	$16,250
Anton Drescher	Director of the Company	Director Fees	$17,500
Rowland Perkins	Director of the Company	Director Fees	$17,500
Catherine Gignac	Director of the Company	Director Fees	$10,024
Cardero Resource Corp.	Company with common officers and directors	Administration	$530
		Office	$1,607
		Rent	$2,670
Marval Office Management Ltd.	Company with common officers and directors	Administration	$4,520
		Office	$6,723
		Rent	$22,512

During the nine month period ended February 28, 2014 and to the date of this MD&A, the following stock options were granted to insiders.

Name	Relationship	Grant Date	Number Granted	Exercise Price

Jeffrey Pontius	CEO of the Company	August 16, 2013	500,000	$0.76
Russell Myers	President of the Company	August 16, 2013	300,000	$0.76
Carl Brechtel	COO of the Company	August 16, 2013	300,000	$0.76
Peggy Wu	CFO of the Company	August 16, 2013	100,000	$0.76
Lawrence W. Talbot	VP and General Counsel of the Company	August 16, 2013	50,000	$0.76
Quentin Mai	VP Corporate Communications of the Company	August 16, 2013	300,000	$0.76
Marla K. Ritchie	Corporate Secretary	August 16, 2013	50,000	$0.76
Steve Aaker	Director of the Company	August 16, 2013	100,000	$0.76
Edward Yarrow	Director of the Company	August 16, 2013	100,000	$0.76
Anton Drescher	Director of the Company	August 16, 2013	150,000	$0.76
Rowland Perkins	Director of the Company	August 16, 2013	150,000	$0.76
Catherine Gignac	Director of the Company	August 16, 2013	150,000	$0.76

The foregoing incentive stock options have a term of 5 years and are subject to vesting provisions, whereby 1/3 vest upon grant, and additional 1/3 on the first anniversary of the date of grant and the balance on the second anniversary of the date of grant.

During the nine month period ended February 28, 2014 and to the date of this MD&A, the following stock options previously granted to insiders vested as to the following amounts:

Name	Relationship	Vesting Date	Number Vested	Exercise Price

Jeffrey Pontius	CEO of the Company	July 29, 2013	33,333	$0.50
		August 16, 2013	166,667	$0.76
Russell Myers	President of the Company	August 16, 2013	100,000	$0.76
Carl Brechtel	COO of the Company	August 16, 2013	100,000	$0.76
		November 17, 2013	33,333	$0.67
Peggy Wu	CFO of the Company	August 16, 2013	33,333	$0.76
		November 17, 2013	16,667	$0.67
Lawrence W. Talbot	VP and General Counsel of the Company	August 16, 2013	16,667	$0.76
Quentin Mai	VP Corporate Communications of the Company	August 16, 2013	100,000	$0.76
Marla K. Ritchie	Corporate Secretary	August 16, 2013	16,667	$0.76
Steve Aaker	Director of the Company	July 29, 2013	33,333	$0.50
		August 16, 2013	33,333	$0.76
Edward Yarrow	Director of the Company	July 29, 2013	33,333	$0.50
		August 16, 2013	33,333	$0.76
Anton Drescher	Director of the Company	July 29, 2013	33,333	$0.50
		August 16, 2013	50,000	$0.76
Rowland Perkins	Director of the Company	July 29, 2013	33,333	$0.50
		August 16, 2013	50,000	$0.76
Catherine Gignac	Director of the Company	August 16, 2013	50,000	$0.76

During the three month period ended February 28, 2014, the Company entered into the following transactions with related parties and paid or accrued the following amounts, excluding share-based payment charges, in connection therewith:

Name	Relationship	Purpose of transaction	Amount

Jeffrey Pontius	CEO of the Company	Wages and benefits	$129,755
Russell Myers	President of the Company	Wages and benefits	$110,132
Carl Brechtel	COO of the Company	Wages and benefits	$112,348
Blue Pegasus Consulting Inc.	Company controlled by the CFO of the Company	Consulting	$43,000
Lawrence W. Talbot Law Corporation	Company controlled by the VP and General Counsel of the Company	Professional fees	$19,260
Quatloo Investment Management Inc.	Company controlled by the VP Corporate Communications of the Company	Consulting	$75,000
Marla K. Ritchie	Corporate Secretary	Consulting	$9,500
Steve Aaker	Director of the Company	Director Fees	$4,500
Edward Yarrow	Director of the Company	Director Fees	$4,500
Anton Drescher	Director of the Company	Director Fees	$4,500
Rowland Perkins	Director of the Company	Director Fees	$4,500
Catherine Gignac	Director of the Company	Director Fees	$4,500
Cardero Resource Corp.	Company with common officers and directors	Office	$419
Marval Office Management Ltd.	Company with common officers and directors	Rent	$8,234
		Administration	$1,579
		Office	$2,103

During the three month period ended February 28, 2014 and to the date of this MD&A there were no stock options granted to insiders.  There were no stock options previously granted to insiders vested during the three month period ended February 28, 2014 and to the date of this MD&A.

The Company has entered into a retainer agreement dated June 1, 2011 with Lawrence W. Talbot Law Corporation (“LWTLC”), a company with officers in common, pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $72,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

The Company has also entered into change of control agreements with the CEO, President and the COO of the Company.  In the case of termination, the officers are entitled to an amount equal to a multiple (ranging from two times to three times) of the sum of the annual base salary then payable to the officer, the aggregate amount of bonus(es) (if any) paid to the officer within the calendar year immediate preceding the effective date of termination, and an amount equal to the vacation pay which would otherwise be payable for the one year period next following the effective date of termination.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Proposed Transactions

As at the date of this MD&A there are no proposed transactions that the board of directors, or senior management who believe that confirmation of the decision by the board is probable, have decided to proceed with and that have not been publicly disclosed.

Critical Accounting Estimates

The preparation of the Company’s condensed interim consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed interim consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates in the preparation of the Company’s condensed interim consolidated financial statements include the carrying value and the recoverability of the exploration and evaluation assets included in the Statements of Financial Position, the assumptions used to determine the fair value of share-based payments in the Statement of Comprehensive Loss, and the estimated amounts of reclamation and environmental costs.  Management believes the estimates used are reasonable; however, actual results could differ materially from those estimates and, if so, would impact future results of operations and cash flows.

Critical accounting judgments

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments.  The Company has made the following critical accounting judgments:

•	The determination of deferred tax assets and liabilities recorded in the financial statements.

•
The determination of whether technical feasibility and commercial viability can be demonstrated for its exploration and evaluation assets.  Once technical feasibility and commercial viability of a property can be demonstrated, it is reclassified from exploration and evaluation assets and subject to different accounting treatment.  As at February 28, 2014, management had determined that no reclassification of exploration and evaluation assets was required.

•
The determination of functional currency.  In accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”, management determined that the functional currency of Corvus Gold (USA) Inc., Corvus Gold Nevada Inc., Raven Gold Alaska Inc. and SoN Land and Water LLC (collectively, together with the Company, the “Group”) is US dollars and for all other entities within the Group, the functional currency is Canadian dollars, as these are the currencies of the primary economic environment in which the companies operate.

Changes in Accounting Policies Including Initial Adoption

Please refer to Notes 2 of the Financial Statements for a comprehensive list of changes in accounting policies during the current period.

Financial Instruments and Other Instruments

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities, approximate their respective fair values due to their short-term maturity.  Due to the short term of all such instruments, the Company does not believe that it is exposed to any material risk with respect thereto.

The Company’s cash and cash equivalents at February 28, 2014 were $5,888,265 of which $3,870,622 were held in US dollars.

The Company’s accounts payable at February 28, 2014 were normal course business items that are settled on a regular basis.

Material Proceedings

The Company is not a party to any material proceedings.

Changes in Internal Control over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.  Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of the Company’s consolidated financial statements in accordance with IFRS; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on the Company’s consolidated financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of the Company’s consolidated financial statements would be prevented or detected.

The Chief Executive Officer and Chief Financial Officer have concluded that there has been no change in the Company’s internal control over financial reporting during the quarter ended February 28, 2014 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Disclosure of Outstanding Share Data (As At April 10, 2014)

Authorized and Issued Capital Stock:

Authorized	Issued	Value

An unlimited number of common shares without par value	70,415,028	$53,703,440

Incentive Stock Options Outstanding:

Number	Exercise Price	Expiry Date

150,000	$1.08	September 27, 2014
483,334	$0.50	July 29, 2016
210,000	$0.67	November 17, 2016
300,000	$0.92	May 29, 2017
2,561,900	$0.96	September 19, 2017
2,470,000	$0.76	August 16, 2018

6,175,234

Warrants Outstanding:  None.

Additional Sources of Information

Additional disclosures pertaining to the Company, including its most recent Annual Information Form, financial statements, material change reports, press releases and other information, are available on the SEDAR website at www.sedar.com or on the Company’s website at www.corvusgold.com.  Readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.